Exhibit 10.1

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901 UBS SECURITIES LLC 299 Park Avenue New York, NY 10171

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	KEYBANK NATIONAL ASSOCIATION 127 Public Square Cleveland, OH 44114

October 28, 2012

Patheon Inc.

PO Box 110145

Research Triangle Park, NC 27709-5145

Attention: Jim Mullen

Project Audi

Senior Secured Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBS Securities”), Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), and KeyBank National Association (“KeyBank” and together with MSSF, UBS, UBS Securities, CS and CS Securities, the “Commitment Parties”, “we” or “us”) that you (“you” or the “Parent Borrower”) and certain of your affiliates intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding capital stock of the entities previously identified to us by you, collectively as “Project Audi” (“Target”) and consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms (the “Term Sheet”) attached hereto as Exhibit B, or the Closing Conditions attached hereto as Exhibit C (such Exhibits A, B and C, together with this commitment letter, in each case, as amended, waived, supplemented or otherwise modified in accordance with the terms hereof collectively, the “Commitment Letter”). All references to “dollars” or “$” in this Commitment Letter are references to United States dollars.

1. Commitment.

In connection with the Transactions, MSSF, UBS, CS and KeyBank (each in such capacity, the “Initial Lenders”) are pleased to each commit (the “Commitment”) to provide (i) 30%, 30%, 20% and 20%, respectively, of the Initial Term Loan Facility (as defined in Exhibit B) and (ii) 30%, 30%, 15% and 25%, respectively, of the Initial Revolving Facility (as defined in Exhibit B), in each case upon the terms set forth in this Commitment Letter and subject only to the satisfaction of the conditions in Exhibit C (the “Initial Funding Conditions”).

2. Titles and Roles.

It is agreed that (a) each of MSSF, UBS Securities, CS Securities and KeyBank will act as a lead arranger (each a “Lead Arranger” and collectively the “Lead Arrangers”) for the Senior Secured Facilities, (b) each of MSSF, UBS Securities, CS Securities and KeyBank will act as a book running manager (each a “Bookrunner”) for the Senior Secured Facilities, (c) MSSF will act as the administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the letter of credit issuing lender (in such capacity, the “Issuing Lender”) for the Senior Secured Facilities, (d) UBS Securities will act as the syndication agent (the “Syndication Agent”) for the Senior Secured Facilities and (e) each of CS Securities and KeyBank will act as a co-documentation agent (each a “Co-Documentation Agent and collectively the “Co-Documentation Agents”). Each of the foregoing shall perform the duties and exercise the authority customarily assumed in such roles. It is further agreed that MSSF will have “left” placement on any marketing materials used in connection with the Senior Secured Facilities. You agree that no other agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other Lender (as defined below), by you or any of your affiliates in respect of the Senior Secured Facilities, in order to obtain such Lender’s commitment to participate in the Senior Secured Facilities, unless you and we shall so agree.

3. Syndication.

The Commitment Parties reserve the right, prior to the end of the Primary Syndication (as defined below), to syndicate all or a portion of the Commitment or the Initial Lenders’ loans or commitments under the Senior Secured Facilities Documentation to one or more banks, financial institutions and other institutional lenders, investors and funds (together with the Initial Lenders, “Lenders”) identified by the Commitment Parties in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed); provided, that (a) we agree not to syndicate the Commitment or the loans or commitments under the Senior Secured Facilities Documentation or any portion thereof, (i) to certain banks, financial institutions and other institutional lenders, investors and funds that have been specified in writing to the Commitment Parties by you at any time prior to the date of delivery by us of an executed counterpart hereto (or, if after such date, that are reasonably acceptable to the Commitment Parties) and their affiliates, (ii) to competitors of Target or Parent Borrower identified in writing from time to time, or (iii) to institutions primarily engaged as principals in private equity or venture capital other than affiliated debt funds (such persons referred to in clauses (i) through (iii), collectively, (including their affiliates (other than, in the case of clause (ii), affiliated debt funds)), the “Disqualified Institutions” and institutions that are not a Disqualified Institution, collectively, the “Qualified Institutions”) and that no Disqualified Institution may become a Lender (unless consented to by you in writing) and (b) notwithstanding the Commitment Parties’ right to syndicate the Commitment and to receive commitments with respect thereto, (i) the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligations to fund the Senior Secured Facilities on the Closing Date (as defined in Exhibit A)) in connection with any syndication, assignment or participation of the Senior Secured Facilities, including the Commitment in respect thereof, until after the initial funding of the Senior Secured Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Commitment of the Initial Lenders until the initial funding of the Senior Secured Facilities on the Closing Date and (iii) unless you agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to the Commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. The syndication of all or a portion of the Commitment of the Initial Lenders or the loans or commitments under the Senior Secured Facilities Documentation (as defined in Exhibit B), as the case may be, is hereinafter referred to as the “Syndication”.

The Commitment Parties will manage, in consultation with you, all aspects of the Syndication, including selection of institutions and other entities (subject to your consent rights set forth in the preceding paragraph and excluding Disqualified Institutions), when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the Commitment among Lenders and the amount and distribution of fees among Lenders.

The Commitment Parties may, and intend to, commence the Syndication promptly upon the execution of this Commitment Letter and the Fee Letter. Until the earlier of (a) a Successful Syndication (as defined in the Fee Letter) and (b) sixty (60) days after the Closing Date, such period being referred to as the “Primary Syndication”, you agree to, in each case, use commercially reasonable efforts to (and to use commercially reasonable efforts to the extent practical and appropriate to cause Target to), provide the following assistance in connection with the Syndication: (i) ensuring that the syndication efforts benefit from your and your affiliates’ existing lending and investment banking relationships, (ii) providing direct contact between your senior management and certain of your non-legal advisors and senior management of Target, on one hand, and prospective Lenders, on the other hand, in each case, at times mutually agreed upon, (iii) providing assistance in the preparation of the Information Materials (as defined below) (it being understood that the Information Memorandum (as defined below) shall be delivered to the Commitment Parties not later than the date that is 15 business days prior to the Closing Date (such 15 business day period, the “Syndication Period”); provided that (a) the Syndication Period shall be completed on or prior to December 21, 2012 and (b) November 22, 2012 and November 23, 2012 shall not be business days for purpose of the “Syndication Period”), (iv) participating in a reasonable number of meetings with prospective Lenders at times and locations reasonably acceptable to you, it being understood that the parties hereto will participate in general meetings with prospective Lenders, (v) obtaining ratings at least 15 days prior to the Closing Date for the Senior

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Secured Facilities from each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), and a corporate family rating and a corporate credit rating in respect of Parent Borrower (as defined in Exhibit B) after giving effect to the Transactions from each of Moody’s and S&P, respectively and (vi) ensuring that during the Primary Syndication there will not be any competing issuances, incurrences, offerings or placements of bank credit financing or debt securities (other than the Senior Secured Facilities or indebtedness permitted by clause (c) of Exhibit A, including for the avoidance of doubt any incurrence of indebtedness under the Existing Credit Agreement) by or on behalf of you, Target, Parent Borrower or any of your or its subsidiaries being announced, offered, placed or arranged that could reasonably be expected to materially impair the Syndication. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of (A) your obligations to assist in syndication efforts as provided herein (including the obtaining ratings referenced above), (B) the commencement of the Syndication, or (C) a Successful Syndication, shall constitute a condition to the initial funding or availability of the Senior Secured Facilities.

You acknowledge that (a) the Commitment Parties may, and intend to, make available Information (as defined below), Projections (as defined below) and other customary offering and marketing material and presentations including a customary confidential information memorandum (the “Information Memorandum”) to be used in connection with the Syndication (the Information, the Projections, other customary offering and marketing material and presentations and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to Qualified Institutions by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means and (b) certain of the Qualified Institutions may wish to receive only information that (i) is publicly available, (ii) is not material with respect to you or Target or any of your or their respective subsidiaries or securities for purposes of United States federal or state securities laws or (iii) constitutes information that would be made publicly available if you and Target are, or were to become, public reporting companies (any information other than the foregoing, collectively, “MNPI”) with respect to you, Target or its or your respective securities (each, a “Public Sider” and each Qualified Institution that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Commitment Parties, you agree to assist us (and use commercially reasonable efforts to the extent practical and appropriate to cause Target to assist) in preparing an additional version of the Information Memorandum to be used in connection with the Primary Syndication that does not include MNPI. It is understood that in connection with your assistance described above, you will include customary authorization letters whereby you authorize the distribution thereof to Public Siders, whereby you represent that the additional version of the Information Memorandum does not include any MNPI and pursuant to which you, Target and we are exculpated with respect to any liability related to the use of the contents of the Information Memorandum or any related marketing material by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and Public Siders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review in a reasonable period of time prior thereto): (a) drafts and final definitive documentation with respect to the Senior Secured Facilities, such final definitive documentation being referred to as the “Senior Secured Facilities Documentation”, (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) term sheets and notification of changes to the terms and conditions of the Senior Secured Facilities. If you advise us in writing (including by email) prior to dissemination that any of the foregoing items should be distributed only to Private Siders, then we will not distribute such materials to Public Siders without your written consent.

4. Information.

You hereby represent and warrant that (and, with respect to the Information and the Projections relating to Target, to your knowledge) (a) all written information (such written information, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made

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available to any Commitment Party by you or any of your representatives on your behalf in connection with the Transactions, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the projections, budgets, estimates and forecasts and other forward-looking information (collectively, the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the Transactions have been, or will be, prepared in good faith based upon assumptions that are believed by you at the time furnished to us to be reasonable, it being understood and acknowledged that the Projections are as to future events and are not to be viewed as facts, and the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the actual results and such differences may be material. You agree that if at any time prior to the later of the Closing Date and the end of the Primary Syndication you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any respect if the Information were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to supplement the Information, so that such representations and warranties are correct under those circumstances (it being understood that such supplementation shall cure any breach of such representations). In arranging and syndicating the Senior Secured Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the Commitment of the Initial Lenders and the agreements of the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Fee Letter”) if, and to the extent, payable.

6. Conditions.

The Commitment of the Initial Lenders hereunder to fund the Senior Secured Facilities on the Closing Date and the agreements of the Commitment Parties to perform the services described herein are subject solely to the Initial Funding Conditions, it being understood and agreed that there are no other conditions (implied or otherwise) to the Commitment and, upon satisfaction (or waiver by the Initial Lenders) of the Initial Funding Conditions, the initial funding of the Senior Secured Facilities shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation or any other letter agreement or undertaking to the contrary, (a) the only representations the accuracy of which shall be a condition to the initial funding of the Senior Secured Facilities on the Closing Date shall be (i) the representations made by Target in the Acquisition Agreement (as defined in Exhibit A) that are material to the interests of Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case pursuant to the terms thereof) as a result of the breach of one or more of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect” (or an equivalent term), for purposes of the making of such Specified Representations as of the Closing Date (or a date prior thereto), the definition of “material adverse effect” (or an equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “Closing Date Material Adverse Effect” set forth in Exhibit C) and (b) the terms of the Senior Secured Facilities Documentation shall be consistent with the Documentation Principles and shall be in form such that they do not impair the availability of the Senior Secured Facilities on the Closing Date if the Initial Funding Conditions are satisfied (provided, that to the extent any security interest in any Collateral (as defined in Exhibit B) (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the Closing Date (other than (x) the pledge of certificated capital stock (to the extent required to be pledged in accordance with the Term Sheet) of (1) Parent Borrower’s subsidiaries (other than Target and Target’s subsidiaries) and (2) Target and the subsidiaries of Target to the extent failure by Target (or its affiliates) to deliver such certificated capital stock to you (or your affiliates) provides you (or your applicable affiliate) the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case

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pursuant to the terms thereof), in each case other than those stock certificates in possession of any Initial Lender or any of its affiliates and (y) the grant and perfection of security interests in other assets required to be pledged pursuant to which a lien may be perfected upon closing solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or, if applicable, other comparable foreign filing in any foreign jurisdiction in which a Borrower or a Guarantor is organized (the Collateral referred to in clauses (x) and (y), the “Closing Date Collateral”)) after your use of commercially reasonable efforts to do so, or without undue burden or expense, then the provision of any such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date, but instead shall be created and/or perfected within 90 days after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion, pursuant to reasonably satisfactory arrangements to be mutually agreed upon). For the avoidance of doubt, the satisfaction of the requirements described in the foregoing clause (x) shall not be defeated to the extent you fail to deliver on the Closing Date, after your use of commercially reasonable efforts to do so, one or more stock certificates of (1) Parent Borrower’s subsidiaries (other than Target and Target’s subsidiaries) or (2) Target or Target’s subsidiaries to the extent failure by Target (or its affiliates) to deliver such certificated capital stock to you (or your affiliates) does not provide you (or your applicable affiliate) the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case pursuant to the terms thereof) (which in any event shall be delivered no later than thirty (30) days (or such longer period as the Administrative Agent may agree) after the Closing Date). For purposes hereof, “Specified Representations” mean the representations and warranties of the Borrowers and the Guarantors set forth in the Senior Secured Facilities Documentation relating to corporate existence of the Borrowers and the Guarantors listed in the Term Sheet on the date hereof (other than entities organized in the Kingdom of the Netherlands), organizational power and authority, due authorization, execution, delivery and enforceability of the Senior Secured Facilities Documentation with respect to the Borrowers and the Guarantors listed in the Term Sheet on the date hereof (other than entities organized in the Kingdom of the Netherlands), in each case, relating to the entering into and performance of the Senior Secured Facilities Documentation on the Closing Date, validity and perfection of security interests (subject to customary permitted liens) granted in the Closing Date Collateral (subject in all respects to the limitations set forth in this paragraph), no conflict of the Senior Secured Facilities Documentation with charter documents and applicable laws, in each case relating to the entering into of the Senior Secured Facilities Documentation on the Closing Date, the Investment Company Act, Federal Reserve margin regulations and Solvency of the Borrowers and their restricted subsidiaries on a consolidated basis (after giving effect to the Transactions) as evidenced by a certificate in substantially the form attached hereto as Annex I to Exhibit C and the use of the loan proceeds under the Senior Secured Facilities not violating OFAC, FCPA or the Patriot Act. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Senior Secured Facilities, the Administrative Agent and the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Senior Secured Facilities in a manner consistent with the Acquisition Agreement.

7. Indemnity; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective directors, officers, employees, advisors, agents, controlling persons and successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to this Commitment Letter, the Fee Letter, the Transactions, the Senior Secured Facilities or use of proceeds thereof, regardless of whether any such Indemnified Person is a party thereto or whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, Target or any other third person, and to reimburse each such Indemnified Person within thirty days of written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, of one counsel to such Indemnified Persons, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnified Persons, taken as a whole (and if reasonably necessary, of one local counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Senior Secured Facilities Documentation by, such Indemnified Person or any of its affiliates or any of the directors, officers, advisors, employees, agents, controlling persons or successors of any of the foregoing as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) to the extent they arise out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission by you, or any of your affiliates, and that is brought by such

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Indemnified Person against any other Indemnified Person (other than an Indemnified Person acting in its capacity as agent, arranger or any other similar role in connection with the Senior Secured Facilities) and (b) to the extent the Closing Date occurs, to reimburse the Commitment Parties, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses of the Commitment Parties incurred in connection with this Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation and Primary Syndication, or in the case of this Commitment Letter and the Fee Letter, the amendment, modification or waiver thereof (including, reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses, and reasonable legal fees and expenses of one transaction counsel for the Commitment Parties, taken as a whole, if reasonably necessary of one local counsel in any material relevant jurisdiction).

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Senior Secured Facilities Documentation by such Indemnified Person or such Indemnified Person’s affiliates, controlling person or any of its or their respective directors, officers, employees, advisors or agents as determined in a final non-appealable judgment by a court of competent jurisdiction and (b) none of we, you, JLL Partners, Inc. and its affiliates (collectively, the “Sponsor”), Target, Holdings or any Indemnified Person or any of your or their subsidiaries, or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including any loss of profits or trading losses) in connection with this Commitment Letter, the Fee Letter, the Transactions, the Senior Secured Facilities or the use of proceeds thereof; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations with respect to a Proceeding involving a third party unaffiliated with any of us set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any pending or threatened Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a judgment against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner and to the extent set forth above.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission as to fault, culpability or a failure to act by or on behalf of any Indemnified Person.

If any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you upon its determination to seek indemnification; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this “Indemnity; Expenses” section.

8. Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other parties in respect of which you, Target or your or their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Each of the Commitment Parties agrees that neither it nor any of its affiliates will furnish any confidential information obtained from you, Target, Parent Borrower, the Sponsor or your or their respective officers, directors, employees, attorneys, accountants or other advisors to other persons by virtue of the Transaction, or in connection with the performance by them or their affiliates of any other services for other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or any of their affiliates has any obligation to use in connection with the Transactions, or furnish to you, Target or your or their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by the Commitment Parties or any of their respective affiliates from other parties.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency

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relationship or fiduciary or other implied duty between the Commitment Parties and you and Target, your and their respective equity holders or your and their respective affiliates. You acknowledge that (a) no fiduciary, advisory or agency relationship between you, the Commitment Parties or Lenders has been or will be created in respect of the Transaction, irrespective of whether the Commitment Parties, Lenders and/or their respective affiliates have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors, (c) the Commitment Parties, on the one hand, and you, on the other hand, are capable of evaluating and understanding, and we and you understand and accept, the terms, risks and conditions of the Transaction, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) neither you nor we have any obligation with respect to the Transactions except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. In addition, subject to Section 3, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and Parent Borrower, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Target and your or its respective subsidiaries and other companies with which you, Target or your or its respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter and the contents hereof, to any person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Sponsor, and to your and any of the Sponsor’s officers, directors employees, affiliates, members, partners, stockholders, attorneys, accountants, agents, advisors controlling persons, equity holders or potential co-investors (and each of their attorneys) on a confidential basis and (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or compulsory legal process or as requested or required by any governmental or regulatory authority or legislative body or committee (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof); provided, that (i) you may disclose this Commitment Letter and the contents hereof to Target and its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential basis, (ii) you may disclose the Commitment Letter and its contents in any syndication or other marketing materials in connection with the Senior Secured Facilities or in connection with any public filing requirements related to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof, to ratings agencies in connection with obtaining ratings for Parent Borrower and the Senior Secured Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials

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for the Senior Secured Facilities or in any public filing relating to the Transactions and (v) to the extent provisions thereof have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to Target and its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys) on a confidential basis. The provisions of this paragraph will expire and be of no further force and effect on the second anniversary of the date hereof.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates in connection with the Transactions solely for the purposes of providing the Commitment and services hereunder and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided, however, that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent reasonably practicable, in advance, to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having or asserting jurisdiction over such Commitment Party or any of its affiliates (in which case each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to inform you to the extent reasonably practicable, in advance, to the extent not prohibited by law, (c) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge (without any duty of inquiry), subject to contractual or fiduciary confidentiality obligations owing to you, Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without use of any confidential information, (f) to any of their respective affiliates and to their respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) solely in connection with the Transactions (provided, that any such affiliates and Representatives are advised of their obligation to treat such information as confidential, and such Commitment Party shall be responsible for its affiliates’ and Representatives’ compliance with this paragraph), (g) to Qualified Institutions who are Lenders, prospective Lenders or participants or prospective participants and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Parent Borrower or any of their subsidiaries, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to Moody’s and S&P, in connection with obtaining ratings described above, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph, or as is otherwise reasonably acceptable to you) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, including in any event, “click through” or other affirmative actions on the part of the recipient to receive such information. In the event that the Senior Secured Facilities are funded, the Commitment Parties and their respective affiliates’ obligations under this paragraph, if any, shall be superseded by the confidentiality provisions in the Senior Secured Facilities Documentation. The provisions of this paragraph will expire and be of no further force and effect on the second anniversary of the date hereof.

10. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the Commitment shall not be assignable by any party hereto (other than by us to any of our affiliates in consultation with you (it being understand that any such assignment shall be subject to the restrictions set forth in clause (b) of the first paragraph of Section 3 above). This Commitment Letter and the Commitment are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons to the extent expressly set forth herein, subject to the limitations set forth in the proviso to the first paragraph of Section 7 of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by all parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall

8

constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and any other person as to the subject matter hereof. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Senior Secured Facilities Documentation in a manner consistent with the Documentation Principles (it being acknowledged that the Commitment provided hereunder is subject to the Initial Funding Conditions) and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

11. Jurisdiction.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof over any suit, action or proceeding arising out of or relating to the Transactions, this Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder, or for recognition or enforcement of any judgment and agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.

12. WAIVER OF JURY TRIAL.

YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER, OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13. PATRIOT ACT Notification.

The Commitment Parties notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow each of us and each Lender to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

14. Surviving Provisions.

The syndication, indemnity, compensation (if applicable), reimbursement (if applicable), absence of fiduciary relationship, confidentiality, governing law, venue, waiver of jury trial and jurisdiction provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Senior Secured Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ Commitments hereunder and the Commitment Parties’ agreements to provide the services described herein; provided, that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the Primary Syndication thereof, (b) absence of fiduciary relationship and (c) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Senior Secured Facilities Documentation upon the initial funding thereunder (in each case only to the extent such obligations are included in the provisions of the Senior Secured Facilities Documentation with retroactive application to the date hereof), and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Letter or the Initial Lenders’ Commitments hereunder (or a portion thereof) at any time subject to the provisions of the preceding sentence and delivery by you to us of written notice of such termination.

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15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on October 29, 2012. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial funding of the Senior Secured Facilities does not occur on or before the Expiration Date, then this Commitment Letter and Commitment hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension; provided, that the termination of the Commitment pursuant to this sentence shall not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter. “Expiration Date” means the earliest of (a) December 31, 2012, (b) the closing of the Acquisition without the use of the Senior Secured Facilities, (c) the valid termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition or (d) upon written notice of termination by you to the Commitment Parties.

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We appreciate the opportunity to provide this Commitment and look forward to working with you on successfully completing this transaction.

Sincerely,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Olalekan J. Lawal
Name:	Olalekan J. Lawal
Title:	Authorized Signatory

UBS LOAN FINANCE LLC

By:	/s/ Kevin T. Pluff
Name:	Kevin T. Pluff
Title:	Leveraged Capital Markets Executive Director

By:	/s/ John A. Sirico
Name:	John A. Sirico
Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ Kevin T. Pluff
Name:	Kevin T. Pluff
Title:	Leveraged Capital Markets Executive Director

By:	/s/ John A. Sirico
Name:	John A. Sirico
Title:	Executive Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Reo Day
Name:	Christopher Reo Day
Title:	Vice President

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Associate

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Peter W. Richer
Name:	Peter W. Richer
Title:	Director

Signature page to Commitment Letter

The provisions of this Commitment

Letter with respect to the Senior

Secured Facilities are accepted and agreed

to as of the date first written above:

PATHEON INC.

By:	/s/ Stuart Grant
Name:	Stuart Grant
Title:	EVP & CFO

Signature page to Commitment Letter

EXHIBIT A

Project Audi

Senior Secured Facilities

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is a part and in Exhibits B and C thereto.

Parent Borrower intends to acquire (the “Acquisition”), directly or indirectly, the entities previously identified to us by you, collectively as “Project Audi” (“Target”) pursuant to the Acquisition Agreement (as defined below). Patheon Inc. shall be referred to as “Parent Borrower”.

(a)	Pursuant to the stock purchase agreement (together with all exhibits, schedules and disclosure letters thereto, in each case, as amended, waived, supplemented or otherwise modified, the “Acquisition Agreement”) entered into with Target, Parent Borrower, directly or indirectly, will consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.

(b)	Parent Borrower will obtain senior secured credit facilities (the “Senior Secured Facilities”) in an aggregate amount of $650.0 million (or such lesser amount reasonably determined by Parent Borrower to be necessary to consummate the Acquisition) comprised of (i) a $565.0 million Initial Term Loan Facility and (ii) a $85.0 million Initial Revolving Facility, each as described below.

(c)	All the existing third party indebtedness for borrowed money of Parent Borrower and its subsidiaries and Target and its subsidiaries (other than (i) certain indebtedness that the Initial Lenders and Parent Borrower reasonably agree may remain outstanding after the Closing Date, but including all amounts under Parent Borrower’s amended and restated revolving credit agreement dated as of April 23, 2010 (the “Existing Credit Agreement”), Parent Borrower’s indenture dated as of April 23, 2010 (such amounts, the “Existing Notes”), and Target’s existing senior secured facilities, which in each case shall be terminated and repaid in full, or otherwise satisfied and discharged, on or prior to the Closing Date, (ii) ordinary course capital leases, purchase money indebtedness, deferred purchase price obligations, equipment financings and other ordinary course working capital facilities and (iii) indebtedness permitted to be incurred prior to the Closing Date under the Acquisition Agreement; provided, that notwithstanding the foregoing letters of credit may remain outstanding to the extent backstopped or cash collateralized) will be refinanced or repaid (the “Refinancing”).

(d)	The proceeds of the Senior Secured Facilities (to the extent borrowed on the Closing Date) will be applied (i) to pay the cash consideration for the Acquisition, (ii) to pay for the Refinancing, and (iii) to pay the fees and expenses incurred in connection with the Transactions (as defined below) (such fees and expenses, the “Transaction Costs”).

The transactions described in this Exhibit A are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition with the proceeds of the initial funding of the Senior Secured Facilities.

EXHIBIT B

Project Audi

Senior Secured Facilities

Summary of Terms

This Summary of Terms outlines certain terms of the Senior Secured Facilities referred to in the Commitment Letter, of which this Exhibit B is a part. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter, of which this Exhibit B is a part.

1. PARTIES

Borrowers:	Patheon Inc. (“Parent Borrower”). Certain subsidiaries of Parent Borrower located in the United States, Puerto Rico and the United Kingdom and other jurisdictions as mutually agreed shall be borrowers under the Initial Revolving Facility, subject to Initial Revolving Commitment sublimits to be agreed (the “Subsidiary Borrowers” and, collectively with Parent Borrower, the “Borrowers”).

Guarantors:	Each of Parent Borrower’s direct and indirect, existing and future, wholly-owned material (to be defined as to individual and aggregate revenues and assets excluded) subsidiaries organized in Canada, the United States, the United Kingdom (other than Patheon UK Pension Trustees Limited) and the Netherlands (other than (i) unrestricted subsidiaries, (ii) other subsidiaries to the extent a guarantee by any such subsidiary is not permitted by law, regulation or contract existing on the Closing Date or on the date any such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition in respect of such contract did not arise as part of such acquisition) or, to the extent it could result in adverse tax consequences as reasonably determined by Parent Borrower, (iii) other subsidiaries to the extent the costs of providing a guarantee by any such subsidiary would be excessive in light of the benefit afforded to the Lenders thereby as reasonably determined by the Administrative Agent and Parent Borrower) and (iv) solely with respect to the Borrower Obligations of any Subsidiary Borrower that is organized in the United States, any subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code (“CFCs”) or of any U.S. subsidiaries that own no material assets other than the capital stock of one or more subsidiaries that are CFCs (“FSHCOs”) (the “Guarantors”; together with Borrowers, the “Loan Parties”).

Administrative Agent:	MSSF will act as the administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

Issuing Lender:	MSSF (in such capacity, the “Issuing Lender”).

Lead Arrangers and Joint Bookrunners:	MSSF, UBS Securities, CS Securities and KeyBank will each act as a lead arranger (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and MSSF, UBS Securities, CS Securities and KeyBank will each act as joint bookrunner (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Senior Secured Facilities, and each will perform the duties customarily associated with such roles.

Syndication Agent:	UBS Securities will act as the syndication agent (in such capacity, the “Syndication Agent”) for the Senior Secured Facilities.

Co-Documentation Agents:	CS Securities and KeyBank will each act as a co-documentation agent (each in such capacity, a “Co-Documentation Agent” and, together, the “Co-Documentation Agents”; and collectively with the Administrative Agent and Syndication Agent, the “Agents”), for the Senior Secured Facilities.

Lenders:	A syndicate of banks, financial institutions, institutional lenders and other investors and consented to by Parent Borrower (such consent not to be unreasonably withheld) and excluding Disqualified Institutions (collectively, the “Lenders”).

2. TYPES AND AMOUNTS OF FACILITIES

A. Initial Term Loan Facility

Type and Amount:	A term loan facility (the “Initial Term Loan Facility”; the loans thereunder, the “Initial Term Loans”) in an aggregate principal amount equal to $565.0 million.

Maturity and Amortization:	The Initial Term Loans will mature on the date that is seven years after the Closing Date (the “Initial Term Loan Facility Maturity Date”) and shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Initial Term Loan Facility, with the balance of the Initial Term Loans to be payable on the Initial Term Loan Facility Maturity Date (such repayments, as may be reduced by reason of the application of prepayments pursuant to Section 3 (below), each such repayment, an “Initial Term Loan Scheduled Repayment”). The Senior Secured Facilities Documentation shall contain “amend and extend” provisions consistent with the Documentation Principles pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Term Loans (including any Incremental Term Loans) upon the request of Parent Borrower and without the consent of any other Lender. It is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension (each such extended Term Loan Facility, an “Extended Term Loan Facility” and the loans made thereunder, “Extended Term Loans”).

Any Extended Term Loan Facility and Extended Revolving Facility that are established pursuant to the same extension amendment (or any subsequent extension amendment to the extent such extension amendment expressly provides that the Extended Term Loan Facility or Extended Revolving Facility, as applicable, provided for therein are intended to be a part of any previously established extension series) and that provide for the same interest margins, extension fees, if any, and amortization schedule, shall be referred to herein as an “Extension Series”.

Availability:	The Initial Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of borrowings under the Initial Term Loan Facility will be used to finance in part the Transactions (as defined in Exhibit A).

B. Initial Revolving Facility

Type and Amount:	A revolving loan facility (the “Initial Revolving Facility”; and together with the Initial Term Loan Facility, the “Initial Facilities”, the commitments under the Initial Revolving Facility, the “Initial Revolving Commitments”) in an amount equal to $85.0 million (the loans thereunder, together with (unless the context otherwise requires) the Initial Swingline Loans referred to below, the “Initial Revolving Loans”; and together with the Initial Term Loans, the “Initial Loans”). The entire amount of the Initial Revolving Commitments shall be available to be borrowed in Canadian dollars, U.S. dollars, euro and/or British pound sterling.

Maturity and Availability:	The Initial Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Initial Revolving Facility Termination Date”) with the Initial Revolving Commitments and the Initial Revolving Loans maturing on the Initial Revolving Facility Termination Date. The Senior Secured Facilities

Documentation shall contain “amend and extend” provisions consistent with the Documentation Principles pursuant to which individual Lenders may agree to extend the maturity date of their outstanding commitments in respect of each Revolving Facility (including any Incremental Revolving Facility) upon the request of Parent Borrower and without the consent of any other Lender (other than the Issuing Lender or the Swingline Lender) (each such extended Revolving Facility, an “Extended Revolving Facility” and the loans made thereunder, “Extended Revolving Loans” and together with any Extended Term Loan Facility, the “Extended Facilities”). It is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension.

“Extension Series” means all Extended Term Loan Facilities and Extended Revolving Facilities that are established pursuant to the same amendment to the Senior Secured Facilities Documentation (or any subsequent amendment to the extent such amendment expressly provides that the Extended Term Loan Facility or Extended Revolving Facility, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

Letters of Credit:	A portion of the Initial Revolving Facility in an amount equal to $30.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Issuing Lender, which amount may be increased in connection with the incurrence of any Incremental Initial Revolving Facility (as defined below). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender; provided, that any Letter of Credit may provide for the renewal thereof for one year periods and (b) five business days prior to the Initial Revolving Facility Termination Date; provided, that any Letter of Credit may extend beyond the date referred to in clause (b) above to the extent such Letter of Credit is cash collateralized on terms acceptable to the Administrative Agent and the Issuing Lender. Letters of Credit shall be available for issue in Canadian dollars, U.S. dollars, euro and/or British pound sterling. The issuance of Letters of Credit shall reduce availability under the Revolving Facilities on a dollar-for-dollar basis.

Drawings under any Letter of Credit shall be reimbursed by Parent Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day after notice of such drawing is received by Parent Borrower from the Issuing Lender. To the extent that Parent Borrower does not so reimburse the Issuing Lender, Lenders under the Revolving Facilities shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit or for any other permitted purpose.

Swingline Loans:	A portion of the Initial Revolving Facility in an amount equal to $15.0 million shall be available for swingline loans (the “Initial Swingline Loans”) from MSSF and such other Lender or Lenders mutually agreed upon (in such capacity, the “Swingline Lender”) on same-day notice, which amount may be increased with the consent of the Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned) in connection with the incurrence of any Incremental Initial Revolving Facility. Except for purposes of calculating the commitment fee described herein, any Swingline Loans will reduce availability under the Revolving Facilities on a dollar-for-dollar basis. Each Lender under any Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans shall be available to be borrowed in Canadian dollars, U.S. dollars, euro and/or British pound sterling.

Use of Proceeds:	The proceeds of borrowings under the Initial Revolving Facility shall be used to finance the working capital needs (including to replace or provide credit support for any existing letters of credit), general corporate purposes, and certain Transaction Costs; provided, that drawings on the Closing Date (exclusive of Letters of Credit usage) shall not exceed $22.5 million plus the amount required to be funded on the Closing Date for original issue discount or upfront fees in connection with any “market flex” provisions set forth in the Fee Letter.

C. Incremental Facilities:	Parent Borrower shall have the right, but not the obligation, after the Closing Date to incur one or more additional term loan facilities (each, an “Incremental Term Loan Facility”, and together with the Initial Term Loan Facility, the “Term Loan Facilities” the loans under each Incremental Term Loan Facility, “Incremental Term Loans”) or revolving facilities (each, an “Incremental Revolving Facility”, the loans under each Incremental Revolving Facility, “Incremental Revolving Loans”), or one or more increases in the aggregate amount of the Initial Revolving Facility (which may, with respect to any Incremental Revolving Facility or any increase to the Initial Revolving Facility, at the election of Parent Borrower, include a proportionate increase to the letter of credit and, with the consent of the Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned), the swingline sublimit) (each, an Incremental Initial Revolving Facility”, the loans thereunder, the “Incremental Initial Revolving Loans”) (and each of the foregoing, an “Incremental Facility” and collectively, the “Incremental Facilities”), in each case sharing in the Collateral (as defined below) on a pari passu or junior basis, in an aggregate amount of up to $140.0 million plus unlimited additional amounts on a pari passu or junior basis so long as on a Pro Forma Basis after giving effect to the incurrence of any such Incremental Facility (assuming the full amount thereof is drawn and assuming such amounts are secured on a first lien basis, whether or not so secured) and after giving effect to any acquisition that may be consummated in connection therewith, the First Lien Leverage Ratio (as defined below, except that (A) all indebtedness incurred in lieu of Incremental Facilities shall also be included in such calculation for this purpose, whether or not it would otherwise be included and (B) the proceeds of the Incremental Facility being incurred shall not be netted against indebtedness for purposes of the calculation relating to such incurrence) does not exceed 4.00 to 1.00; provided, that (a) no commitment of any Lender may be increased without the consent of such Lender, (b) no event of default exists after giving effect thereto (provided, that if the proceeds of such Incremental Facilities are used to finance a Permitted Acquisition (and costs reasonably related thereto), no “payment” event of default or bankruptcy or other insolvency event of default shall have occurred and be continuing), (c) any Incremental Initial Revolving Facility shall be on the same terms and pursuant to the same documentation as the Initial Revolving Facility, (d) the yield applicable to any Incremental Initial Revolving Facility shall be equal to the corresponding yield on the Initial Revolving Facility (calculated for such Incremental Initial Revolving Facility and Initial Revolving Facility inclusive of any original issue discount and/or upfront fee percentage paid to all Lenders, but exclusive of any arrangement, underwriting or similar fee); provided, that Parent Borrower may increase the pricing of the Initial Revolving Facility such that the foregoing is true, including increasing the Applicable Margin, the Commitment Fee, adding or increasing an existing “LIBOR Floor” (if, applicable), and paying additional original issue discount and/or upfront fees, (e) in the case of any Incremental Revolving Facility, (i) such Incremental Revolving Facility shall have a final maturity no earlier than the Initial Revolving Facility Termination Date and (ii) such Incremental Revolving Facility may provide that loans outstanding thereunder may be prepaid, and the commitments thereunder may be reduced, with the proceeds of mandatory prepayments and commitment reduction events on a pro rata basis (but not greater than pro rata basis) with the then outstanding Initial Revolving Facility, (f) the yield applicable to any Incremental Term Loan Facility or Incremental Revolving Facility, in each case, which is incurred prior to the date that is 18 months following the Closing Date, as applicable, shall not be more than 0.50% higher than the yield on the corresponding Initial Facility (calculated for both such Incremental Facility and the corresponding Initial Facility inclusive of any “LIBOR Floor” (if, applicable), original issue discount and/or upfront fees paid to all Lenders under such Initial Facility, but exclusive of any arrangement, underwriting or similar fee paid), unless the yield with respect to the applicable Initial Facility is increased by an amount equal to or greater than the difference between the yield with respect to the Incremental Facility and the corresponding yield on such Initial Facility minus 0.50% (for purposes of determining the difference in “yield” as to such Incremental Facility and the corresponding Initial Facility, yield shall be calculated by adding the difference with respect to such Incremental Facility and such corresponding Initial Facility of each of the following: (i) Applicable Margin, (ii) “LIBOR Floor”, which shall be equated to yield by taking the difference of (A) the “LIBOR Floor” of such facility and (B) the 3-month Eurodollar Rate (as defined in Annex I to this Exhibit B) as of a date ten (10) business days prior to the closing of such Incremental Facility and (iii) original issue discount and/or upfront fees, which shall be equated to yield by dividing such original issue discount and/or upfront fee percentage (as of the date such facility was funded, in each case), by four (4) (provided, that for purposes of calculating the yield related to the original issue discount and/or upfront fee percentage of the Incremental Facilities, if the weighted average life to maturity of the Incremental Facility is shorter than 4 years, the actual weighted average life to maturity), (g) the maturity of any Incremental Term Loan Facility shall not be earlier than the Initial Term Loan Facility Maturity Date, (h) the weighted average life to maturity of any Incremental Term Loan Facility shall not be shorter than that of the Initial Term Loan Facility, (i) the Incremental Term Loan Facility shall provide that such facility shall be prepaid with the proceeds of mandatory prepayment events on a pro rata basis (but not greater than pro rata basis) with other then outstanding Initial Term Loans and (j) the covenants, events of default and guarantees of such Incremental Term Loan Facility or Incremental Revolving Facility, if not consistent with the terms of the corresponding Initial Facility (A) shall be as mutually agreed upon between Parent Borrower and lenders providing such Incremental Facility and (B) shall not be more restrictive to Parent Borrower, when taken as a whole, than the terms of the corresponding Initial Facility unless (1) Lenders under the corresponding Initial Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the maturity date of the corresponding Initial Facility. The proceeds of each Incremental Facility may be used to finance working capital needs and for general corporate purposes. The commitments in respect of any Incremental Facilities may be denominated in Canadian dollars, U.S. dollars, euro, British pound sterling and/or other currencies as agreed among Parent Borrower, the Administrative Agent and the lenders providing such Incremental Facilities.

“Pro Forma Basis” means as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (a) in making any determination of EBITDA (as defined below), effect shall be given to any asset sale, any acquisition, investment, disposition, merger or consolidation, or any similar transaction and any operating improvements or restructurings of the business of Parent Borrower or any of the restricted subsidiaries that are expected to have a continuing impact and are supportable, which without limiting the foregoing shall include synergies, operational improvements and cost savings, which adjustments Parent Borrower determines are reasonable and are supportable as set forth in a certificate signed by a financial officer of Parent Borrower, in each case, that occurred during the Reference Period; (b) in making any determination on a Pro Forma Basis, (x) all indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Senior Secured Facilities Documentation or otherwise) issued, incurred, assumed or permanently repaid during the Reference Period (or with respect to indebtedness permanently repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (c) with respect to (A) any redesignation of a subsidiary as an restricted subsidiary, effect shall be given to such subsidiary redesignation and all other subsidiary redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective subsidiary redesignation then being designated, collectively and (B) any designation of a subsidiary as an unrestricted subsidiary, effect shall be given to such designation and all other designations of subsidiaries as unrestricted subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a subsidiary as an unrestricted subsidiary, collectively. Notwithstanding the foregoing, any amounts added to EBITDA pursuant to clause (a) resulting from synergies, operational improvements and cost savings in each case that relate to any restructuring and reasonably expected to be realized within 13 months of the event giving rise thereto, other than with respect to any acquisition, investment or merger, shall be limited to 20% of EBITDA in the aggregate for any Reference Period (calculated before giving effect to any such add-backs).

“EBITDA” as used herein and otherwise in the Senior Secured Facilities Documentation shall be defined in a manner consistent with the Documentation Principles (as defined below) and in any event shall include, (a) without limitation, the following addbacks: (i) any extraordinary, non-recurring, unusual or exceptional expenses, losses or charges; (ii) any non-cash charges or losses; provided, that, any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; (iii) any expenses relating to the Transactions (including the Acquisition), Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the Required Lenders and such waiver or consent has been obtained), investments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction whether or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction), (iv) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including, without limiting the foregoing, retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing), which costs and expenses Parent Borrower determines are reasonable and are factually supportable as set forth in a certificate signed by a financial officer of Parent Borrower, in each case, that occurred during the Reference Period; (v) management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued; (vi) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions, (vii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Consolidated Net Income); (viii) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations; (ix) any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as Parent Borrower determines are reasonable and are factually supportable and set forth in a certificate signed by a financial officer of Parent Borrower, in each case, that occurred during the Reference Period; (x) any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”; (xi) pro forma adjustments reflected in the Financial Model (as defined below) and (xii) minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income); and (b) without duplication, subtractions for (i) any extraordinary or non-recurring income or gain, (ii) any non-cash income or gain, (iii) any gain attributable to non-ordinary course business dispositions and (iv) any gain from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations; provided, that, any non-cash income or gain shall be treated as cash income or gain in any subsequent period during which cash receipts attributable thereto are received.

“Consolidated Net Income” as used herein and otherwise in the Senior Secured Facilities Documentation shall be defined in a manner consistent with the Documentation Principles (as defined below) and in any event shall exclude (i) any net after-tax gains or losses (and all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or hedging obligations or other derivative instruments; (ii) (a) the Net Income (defined in a manner consistent with the Documentation Principles) of any person that is not a subsidiary of such person, or is an unrestricted subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (b) the Net Income shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (a); (iii) the cumulative effect of a change in accounting principles during such period to the extent included in Net Income; (iv) any increase in amortization or depreciation or any one-time non-cash charges or other effects resulting from purchase accounting in connection with the Transactions or any acquisition consummated after the Closing Date; (v) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141; (vi) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its restricted subsidiaries; and (vii) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP. There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

D. Replacement Financing	Parent Borrower shall have the right to refinance Term Loans (as defined below) or the Revolving Facilities (as defined below) from time to time, in whole or in part, with a replacement financing (“Replacement Financing”), which for the avoidance of doubt may be in the form of a new senior secured revolving credit facility, one or more series of senior secured loans or notes (each of which may be secured by the Collateral on a pari passu or junior basis with the Senior Secured Facilities), or with one or more series of unsecured loans or notes; provided, that (a) the aggregate principal amount of such Replacement Financing shall not exceed the aggregate principal amount of such refinanced facilities plus accrued interest, expenses, fees and premiums together with amounts permitted to be incurred as Incremental Facilities (and for the avoidance of doubt any amount issued pursuant to the immediately preceding clause shall reduce availability under the Incremental Facilities on a dollar-for-dollar basis) or otherwise permitted under the Senior Secured Facilities Documentation; (b)(i) any Replacement Financing that is secured does not mature prior to the maturity date of, or have a weighted average life to maturity of such Replacement Financing shorter than the remaining weighted average life to maturity of such refinanced facilities at the time of, such refinancing and (ii) any Replacement Financing that is unsecured does not mature prior to the date that is 91 days following the maturity date of the loans being refinanced and shall have no scheduled amortization prior to 91 days following the maturity date of the loans being refinanced, (c) to the extent such Replacement Financing is secured by the Collateral and was not effected pursuant to a Refinancing Amendment (as defined below), the parties to such Replacement Financing (or their authorized agent) and the Administrative Agent enter into a customary intercreditor agreement reasonably acceptable to the Administrative Agent and Parent Borrower, (d) the covenants, events of default and guarantees of such Replacement Financing (excluding pricing and optional prepayment or redemption terms), when taken as a whole, are substantially identical to, or not materially more favorable (when taken as a whole) to the lenders providing such Replacement Financing, than, those applicable to the Term Loan Facilities or Revolving Facilities being refinanced (unless (1) Lenders under the corresponding Term Loan Facilities or Revolving Facilities which will remain outstanding after such refinancing also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply only to periods after the latest final maturity date of the Term Loan Facilities or Revolving Facilities existing at the time of such refinancing), (e) any Replacement Financing is not secured by any assets not securing the Senior Secured Facilities and (f) the proceeds thereof shall be applied substantially simultaneously with the incurrence thereof to permanently repay the Loans being refinanced. It is understood and agreed that any Replacement Financing that is secured by the Collateral on a pari passu basis with the Senior Secured Facilities may be incurred under the Senior Secured Facilities pursuant to one or more amendments to the Senior Secured Facilities Documentation executed by Parent Borrower, the Administrative Agent the lenders providing such Replacement Financing (each such amendment, a “Refinancing Amendment” and any Replacement Refinancing incurred pursuant to thereto, a “Replacement Facility”). Any Replacement Financing that is secured by the Collateral on a pari passu basis with the Senior Secured Facilities, but is not incurred under a Replacement Facility, is referred to herein as “Permitted First Lien Refinancing Debt.”

“Class”, when used in reference to any loan or borrowing under the Senior Secured Facilities, refers to whether such loan, or the loans comprising such borrowing are, Initial Revolving Loans (of the same Extension Series), Incremental Revolving Loans (of the same Extension Series), Extended Revolving Loans (of the same Extension Series), Initial Term Loans (of the same Extension Series), Incremental Term Loans (of the same Extension Series), Extended Term Loans (of the same Extension Series), loans made under any Replacement Facility (of the same Extension Series) or Swing Loans (of the same Extension Series) and when used in reference to any Lender, refers to whether such Lender has a loan or commitment with respect to the applicable Class.

“Revolving Facilities” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Facility and any revolving facility effected pursuant to any Refinancing Amendment.

“Revolving Loans” means the loans incurred under the Revolving Facilities. A Lender holding a commitment under any of the Revolving Facilities is hereby referred to as a “Revolving Lender”.

“Term Loans” means the Initial Term Loans, the Incremental Term Loans (if any), the Extended Term Loans (if any) and any term loans incurred under any Replacement Facility.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit B.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments with respect to any Revolving Facility may be reduced, in whole or in part, without premium or penalty, in minimum amounts to be mutually agreed upon, at the option of Parent Borrower, at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to this Exhibit B), three days’) prior notice, subject to reimbursement of Lenders’ breakage costs actually incurred in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans of one or more Classes shall be applied as directed by Parent Borrower (and absent such direction, in direct order of maturity). Notwithstanding the foregoing, Parent Borrower may rescind any notice of any optional prepayment or commitment reduction which is conditioned upon the occurrence of any event.

Any voluntary prepayment or refinancing of the Initial Term Loans, or any amendment, in each case that constitutes a Repricing Transaction (as defined below) and that occurs prior to the first anniversary of the Closing Date, shall be subject to a prepayment premium of 1% of the principal amount of the Initial Term Loans so prepaid, refinanced or amended.

“Repricing Transaction” means the prepayment or refinancing of any of the Initial Term Loans with the incurrence by any Loan Party of any new indebtedness that is similar to the Senior Secured Facilities and incurred for the primary purpose of repaying, refinancing, substituting or replacing the Initial Term Loans and having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or “original issue discount” shared with all lenders of such long-term secured bank debt or Initial Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such long-term secured bank debt or Initial Term Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Initial Term Loans, including without limitation, as may be effected through any amendment to the Senior Secured Facilities Documentation that reduces the “effective” interest rate for, or weighted average yield of, the Initial Term Loans.

Mandatory Prepayments:	Mandatory prepayments of Loans shall be required from:

(a) 100% of the net cash proceeds (which will be defined to exclude, among other things, the amount of any required cash tax distribution Parent Borrower has made or is required to make as a result of such sale or disposition) from any non-ordinary course asset sale or insurance and condemnation proceeds received by the Loan Parties in excess of an amount equal to $10.0 million per annum (with any unused amounts in any fiscal years being carried over to any future fiscal years; provided, that such amount shall not be greater than $20.0 million in any fiscal year); and subject to the right of Parent Borrower to reinvest 100% of such proceeds, subject only to such proceeds being reinvested (or committed to be reinvested) within 360 days (such 360th day, the “Reinvestment Date”)) of receipt of such net cash proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such Reinvestment Date;

(b) 100% of the net cash proceeds from issuances of funded indebtedness received by the Loan Parties (other than indebtedness permitted by the Senior Secured Facilities Documentation (except Replacement Financing)); and

(c) beginning with the first full fiscal year following the Closing Date, 50% (with a step-down to 25% when the First Lien Leverage Ratio (as defined below) is equal to or less than 3.50 to 1.0 and a step down to 0% when the First Lien Leverage Ratio is equal to or less than 3.00 to 1.0) of annual Excess Cash Flow (as defined below) of the Loan Parties; provided, that any voluntary repayments of Loans (including Revolving Loans to the extent the commitments thereunder have been permanently reduced and to the extent not funded with the proceeds from the incurrence of long-term indebtedness) during the applicable fiscal year or during the period after such fiscal year but before the payment is due (so long as such payment is not deducted in the following fiscal year), shall be credited against Excess Cash Flow payment obligations on a dollar-for-dollar basis.

The Senior Secured Facilities Documentation shall permit the proceeds received by any Loan Party from the mandatory events described in clauses (a) and (c) above to be applied to any Additional First Lien Debt and the Term Loans on a pro rata basis.

All mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of Lenders’ breakage costs actually incurred in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period, first, to scheduled installments of the Term Loans occurring within the next eight fiscal quarters in direct order of maturity, next, ratably to the remaining respective installments thereof, next to Revolving Loans (without reducing Revolving Commitments), last to cash collateralize Letters of Credit.

Notwithstanding the foregoing, each Lender of Term Loans shall have the right to reject its pro rata portion of any mandatory prepayments described above (“Declined Amounts”), in which case such Declined Amounts may be retained by Parent Borrower and shall increase the Available Amount as described below.

4. GUARANTEES AND SECURITY

Guarantees:	Subject to customary exclusions and limitations (including the exclusions set forth in the documentation with respect to the Existing Notes) and subject to the Certain Funds Provisions, the obligations of Parent Borrower and each Subsidiary Borrower (collectively, the “Borrower Obligations”) in respect of the Senior Secured Facilities and at the option of Parent Borrower, under any interest rate protections or other swap or hedging arrangements or cash management arrangements that were secured under the Existing Credit Agreement or are entered into with a Lender or an Agent or any affiliate of a Lender or an Agent (the “Hedging / Cash Management Arrangements”) shall be unconditionally guaranteed jointly and severally on a senior secured basis by the Guarantors (collectively, the “Guarantees”). For the avoidance of doubt, the Guarantees shall rank pari passu with any guarantees of the Loan Parties in respect of (a) any term loans or revolving loans not incurred under the Senior Secured Facilities Documentation, (b) any Permitted First Lien Refinancing Debt and (c) any Permitted First Lien Notes (as defined below) (collectively, “Additional First Lien Debt”).

Security:	Subject to customary exclusions and limitations (including the exclusions set forth below) and subject to the Certain Funds Provisions, Borrower Obligations, the Guarantees and at the option of Parent Borrower, the Hedging/Cash Management Arrangements shall be secured by (a) a pledge of equity securities of each direct, restricted wholly owned subsidiary of Parent Borrower and of each subsidiary Guarantor and (b) a security interest in and mortgages on (with all required mortgages being permitted to be delivered post-closing, but in any case, not later than 90 days after the Closing Date or such later date as reasonably agreed by the Administrative Agent), substantially all tangible and intangible personal property and material fee-owned real property of Parent Borrower and each Guarantor (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively the “Collateral”). For the avoidance of doubt, such security interest shall rank pari passu with any security interest in the Collateral securing any Additional First Lien Debt; provided, that, in each case, any such Additional First Lien Debt shall be subject to the terms of a customary intercreditor agreement in form and substance reasonably acceptable to Parent Borrower, the Administrative Agent and the lenders of such Additional First Lien Debt (or their authorized representative).

Notwithstanding anything to the contrary herein (a) the Collateral shall exclude (i) any fee owned real property with a purchase price (in the case of after acquired real property) or a fair market value (as reasonably determined by Parent Borrower in the case of real property owned on the Closing Date) of less than an amount to be mutually agreed upon, (ii) motor vehicles and other assets subject to certificates of title statutes, (iii) leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those (1) where no additional action is required by any Loan Party to grant or perfect a security interest in such commercial tort claim or (2) those held by a U.S. Loan Party in excess of an amount to be agreed), (iv) those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by contract, applicable law (or if applicable law creates a material risk of tax or other liability as reasonably determined by Parent Borrower) or regulation, (v) any lease, license or other agreement or any property subject to a purchase money security interest or similar agreements to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or PPSA or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA or other applicable statute or regulation notwithstanding such prohibition, (vi) any “intent-to-use” trademark applications, (vii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby, (viii) to the extent securing the Borrower Obligations of any Subsidiary Borrower that is organized in the United States, voting capital stock of any subsidiaries that are CFCs or FSHCOs, in each case in excess of 65% of the voting capital stock of such subsidiaries (it being understood this exclusion does not apply to non-voting capital stock), (ix) margin stock and equity interests in any person other than material wholly-owned subsidiaries and (x) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”), (b) the Loan Parties shall not be required to enter into or to obtain any landlord, bailee or warehouseman waivers, consents or other letters, (c) no security documents governed by the laws of any jurisdiction other than a jurisdiction in which a Borrower is organized shall be required (except for the jurisdictions of other material Loan Parties to be agreed), provided that security documents governed by the laws of any jurisdiction other than Canada, the United Kingdom, Puerto Rico or any State of the United States shall be permitted to be executed and delivered following the Closing Date on terms to be mutually agreed, (d) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and (e) the Senior Secured Facilities Documentation shall contain exceptions to the perfection requirements relating to (i) intercompany notes and chattel paper with values not exceeding an amount to be mutually agreed upon and (ii) assets specifically requiring perfection through control.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Senior Secured Facilities, Additional First Lien Debt and any Second Lien Senior Secured Indebtedness (as defined below) will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) customary for transactions of this type, consistent with the Documentation Principles and otherwise reasonably satisfactory to Parent Borrower and the Administrative Agent. The Intercreditor Agreement will provide for additional debt that is permitted to be incurred and secured under the Senior Secured Facilities Documentation and any Additional First Lien Debt to share ratably in the Collateral securing the Senior Secured Facilities on (at Parent Borrower’s option) a pari passu basis with each Senior Secured Facility and any other Additional First Lien Debt or a first priority basis with respect to any Second Lien Senior Secured Indebtedness.

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Senior Secured Facilities on the Closing Date shall be subject only to the conditions set forth in Exhibit C, attached hereto.

On-Going Conditions:	After the Closing Date, the making of each Loan or the issuance of each Letter of Credit shall be conditioned upon (a) delivery of a customary borrowing notice or Letter of Credit request, as applicable, (b) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Senior Secured Facilities Documentation (although any representations and warranties which expressly relate to a given date or period shall only be required to be accurate in all material respects as of the respective date or for the respective period, as the case may be) and (c) there being no continuing default or event of default in existence at the time of, or after giving effect to making of, such extension of credit; provided, that to the extent the such borrowing is an Incremental Facility and the proceeds are used to finance a Permitted Acquisition (and costs reasonably related thereto) or any other investment permitted under the Senior Secured Facilities Documentation, (i) the reference in clause (b) shall be to the Specified Representations (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “material adverse effect”, for purposes of the making of such Specified Representations as of the closing date of such Permitted Acquisition, the definition of “material adverse effect” (or equivalent term), shall be qualified by the same exceptions and qualifications that apply to the definition of “Closing Date Material Adverse Effect” (or equivalent term defined in the acquisition agreement in connection with such Permitted Acquisition) and (ii) the reference in clause (c) to default or event of default shall be no “payment” event of default or bankruptcy or other insolvency event of default.

6. DOCUMENTATION

Senior Secured Facilities Documentation:	The definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) shall contain terms consistent with the terms set forth in the Term Sheet, and to the extent not provided in the Term Sheet, reflecting the operational and strategic requirements of Parent Borrower and its subsidiaries (after giving effect to the Transactions) in light of their capitalization, size, business industries and practices and Parent Borrower’s proposed business plan, giving effect to operations and agency requirements of the Administrative Agent and shall be based on the definitive executed credit agreement among American Dental Partners, Inc. and the lenders and agents party thereto (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect at the time) (the provisions of such facilities being referred to collectively, as “Sponsor Precedent”), or otherwise, as mutually agreed upon. The Senior Secured Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default, in each case, subject to the “market flex” provisions in the Fee Letter and negotiated in good faith, expressly set forth in this Exhibit B, in each case, applicable to Parent Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with financings of this type as applied to transactions of this kind and any qualification to the knowledge of a particular person, shall be the knowledge of an authorized officer of Parent Borrower. It is further understood and agreed that the term “Loan Document” or any similar term used in the Senior Secured Facilities Documentation shall be defined so as not to include any agreements or documents relating to Hedging/Cash Management Arrangements. This paragraph and the provisions herein are collectively referred to as the “Documentation Principles”.

Representations and Warranties:	Consistent with the Documentation Principles and limited to the following (to be applicable to Parent Borrower and its restricted subsidiaries only): organizational status and good standing; power and authority; qualification, compliance with laws and requisite government approvals; no conflict with organizational documents; no conflict with applicable law; no conflict with contractual obligations; due authorization, execution, delivery and enforceability of the Senior Secured Facilities Documentation; material accuracy of historical financial statements (including pro forma financial statements); since the Closing Date, absence of “material adverse effect” (to be defined in a manner consistent with the Documentation Principles) after the Closing Date; ownership of material property; subsidiaries on the Closing Date; accuracy of disclosure as of the Closing Date; no litigation; Federal Reserve margin regulations; inapplicability of the Investment Company Act; use of proceeds; payment of taxes; ERISA; environmental matters; necessary rights to intellectual property; validity and perfection of security interests in the Collateral (subject to permitted liens); Solvency (to be defined in a manner consistent with Annex I to Exhibit C) of Parent Borrower and its restricted subsidiaries taken on a consolidated basis as of the Closing Date; OFAC, FCPA and the PATRIOT Act.

Affirmative Covenants:	Consistent with the Documentation Principles and limited to the following (to be applicable to Parent Borrower and its restricted subsidiaries only): delivery of quarterly financial statements (for the first three quarters of each fiscal year) and annual financial statements (with extended time periods to be mutually agreed upon for delivery of the first three quarterly financial statements and first annual financial statements to be delivered after the Closing Date) and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to a going concern or scope qualification, annual budget (to be delivered at the time of audit), lender calls to the extent reasonably requested by the Administrative Agent and quarterly management’s discussion and analysis, officers’ certificates, covenant compliance certificates (when applicable) and other information reasonably requested from time-to-time by the Administrative Agent on its own behalf or on behalf of any Lender (provided, that Parent Borrower shall not be required to provide any information that (i) is subject to attorney-client privilege, (ii) is subject to a binding confidentiality agreement, or (iii) relates to any incomplete governmental investigation); notices of defaults and other events (including ERISA events, labor matters and litigation) that could reasonably be expected to have a “material adverse effect”; payment of taxes and government obligations; preservation of existence; maintenance of property; maintenance of customary insurance; use of proceeds, compliance with laws; maintenance of books and records; right of Administrative Agent to inspect property and books and records (subject to frequency and cost limitations and providing for inspection rights during the continuance of an event of default); designation of restricted subsidiaries; compliance with environmental laws; compliance with ERISA laws; commercially reasonable efforts to obtain ratings, changes in lines of business and further assurances in respect of guarantee and collateral matters.

Negative Covenants:	Consistent with the Documentation Principles and limited to the following (to be applicable to Parent Borrower and its restricted subsidiaries only) limitations on:

(a) the incurrence of indebtedness, including guarantees, suretyships, sale leasebacks and other items customarily treated as indebtedness (which shall permit, among other things (i) the incurrence and/or existence of indebtedness under the Senior Secured Facilities (including the Incremental Facilities), (ii) certain indebtedness existing on the Closing Date, (iii) capital leases and purchase money indebtedness not to exceed the greater of (x) 3.00% of consolidated total assets and (y) $30.0 million, determined at the date such indebtedness is incurred based on the most recent financials required to be delivered, (iv) indebtedness of restricted subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such persons taking together in an aggregate principal amount not to exceed the greater of (x) 2.00% of consolidated total assets and (y) $20.0 million, determined at the date such indebtedness is incurred based on the most recent financials required to be delivered, (v) first lien secured, junior secured or unsecured notes or junior secured loans to be issued in lieu of any Incremental Facilities (provided, that the aggregate amount of the Incremental Facilities shall so be reduced on a dollar-for-dollar basis) (any such notes that are secured by the Collateral on a pari passu basis with the Senior Secured Facilities, “Permitted First Lien Notes”; any such junior secured notes or loans, “Second Lien Senior Secured Indebtedness”) to the extent that, at such time and on a Pro Forma Basis, Parent Borrower is able to incur indebtedness under the Incremental Facilities and any such secured notes or loans shall be subject to the Intercreditor Agreement (or another intercreditor agreement in a form reasonably satisfactory to the Administrative Agent and Parent Borrower); provided that (A) no event of default exists after giving effect thereto (provided, that if the proceeds of such indebtedness is used to finance a Permitted Acquisition (and costs reasonably related thereto), no “payment” event of default or bankruptcy or other insolvency event of default shall have occurred and be continuing); (B) the maturity of any such indebtedness shall not be earlier than the maturity date for the Initial Term Loan Facility (or if such indebtedness is unsecured, shall not have a maturity date earlier than the 91st day following the final maturity date of the Initial Term Loan Facility), (C) the weighted average life to maturity of any such indebtedness shall not be shorter than that of the Initial Term Loan Facility and (D) the covenants, events of default and guarantees of such indebtedness, shall not be more restrictive to Parent Borrower, when taken as a whole, than the terms of the corresponding Initial Term Loan Facility unless (1) Lenders under the Initial Term Loan Facility also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the maturity date of the Initial Term Loan Facility, (vi) Permitted Refinancing Indebtedness (to be defined), (vii) Replacement Financing, (viii) indebtedness incurred and/or assumed in connection with any Permitted Acquisition so long as, (A) except with respect to any assumed indebtedness, such indebtedness matures outside of the Term Loan Facilities (without providing for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default)), (B) after giving effect thereto, no event of default has occurred and is continuing (provided, that if the proceeds of such indebtedness are used to finance (or assumed as a result of) a Permitted Acquisition (and costs reasonably related thereto), no “payment” event of default or bankruptcy or other insolvency event of default shall have occurred and be continuing), (C) at the time of incurrence of any such new indebtedness and after giving pro forma effect thereto, the First Lien Leverage Ratio shall not exceed 4.00 to 1.00 and (D) with respect to assumed indebtedness, such indebtedness is only the obligation of the person and/or such person’s subsidiaries that are acquired and such indebtedness was not incurred in anticipation of such acquisition); provided, that the aggregate principal amount of indebtedness outstanding incurred or assumed by non-Loan Parties in reliance upon this clause (viii), together with indebtedness incurred pursuant to the proviso of clause (ix) below, shall not exceed the amount set forth in such proviso; (ix) a general indebtedness basket, which may be secured to the extent permitted by exceptions to the lien covenant, in an aggregate principal amount not to exceed the greater of (x) 4.00% of consolidated total assets and (y) $40.0 million, determined at the date such indebtedness is incurred based on the most recent financials required to be delivered; provided, that the aggregate principal amount of indebtedness outstanding in reliance upon this clause (ix), together with indebtedness incurred pursuant to clause (viii) above, in respect of which the primary obligor is a restricted subsidiary that is not a Loan Party shall not exceed the greater of (x) 2.00% of consolidated total assets and (y) $20.0 million, determined at the date such indebtedness is incurred based on the most recent financials required to be delivered, (x) a basket for working capital facilities in jurisdictions in which a Borrower is not organized in an amount to be agreed, (xi) unsecured indebtedness of Parent Borrower and any restricted subsidiary so long as the cash interest coverage ratio of Parent Borrower and its restricted subsidiaries (on a Pro Forma Basis) exceeds 2.00 to 1.00); provided, that (A) such debt shall have a final maturity no earlier than the 91st day following the final maturity date of the Initial Term Loan Facilities and the terms of such indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is 91 days after the latest maturity date in respect of the Initial Term Facility, (B) the covenants, events of default, guarantees and other terms of such indebtedness, when taken as a whole (other than interest rate (and other pricing terms) and redemption premiums), are not more restrictive to Parent Borrower and its restricted subsidiaries than those set forth in the Senior Secured Facilities Documentation, (C) immediately before and immediately after giving pro forma effect to the incurrence of such indebtedness, no event of default shall have occurred and be continuing (provided, that if the proceeds of such indebtedness are used to finance a Permitted Acquisition (and costs reasonably related thereto), no “payment” event of default or bankruptcy or other insolvency event of default shall have occurred and be continuing) and (D) the principal amount of such indebtedness permitted to be incurred by restricted subsidiaries that are not Loan Parties shall be subject to a dollar cap to be agreed and (xii) contribution indebtedness;

(b) liens (which shall permit, among other things, Standard Permitted Liens (consistent with the Documentation Principles), liens securing the Incremental Facilities or secured notes or loans in lieu of such incremental facilities (subject to customary intercreditor terms to be agreed), capital leases and purchase money indebtedness, indebtedness of restricted subsidiaries that are not Loan Parties, indebtedness assumed or incurred in connection with a Permitted Acquisition or other similar investments permitted under the Senior Secured Facilities Documentation (so long as such liens, in the case of assumed debt, extend to the same assets that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption and such liens and (ii) in the case of incurred indebtedness, at the time of incurrence and after giving pro forma effect thereto, the First Lien Leverage Ratio shall not exceed 4.00 to 1.00 and such indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and Parent Borrower), liens securing debt for borrowed money subject to a secured Leverage Ratio of 4.00 to 1.00 and a general liens basket securing indebtedness or other obligations outstanding in an aggregate principal amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) $30.0 million, determined at the date such lien is incurred, based on the most recent financials required to be delivered);

(c) fundamental changes;

(d) (x) non-ordinary course sales, transfers and other dispositions or property and assets but with exceptions to include among other things, sales of non-core assets and so long as (i) at the time of the execution of the definitive agreement relating to such asset sale no default or event of default has occurred and is continuing and (ii) at the time of the consummation of such asset sale no payment or bankruptcy or other insolvency event of default shall be continuing, dispositions of assets on an unlimited basis for fair market value; provided, that non-ordinary course dispositions shall be permitted subject only to the following conditions: (i) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed on an annual basis shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Senior Secured Facilities Documentation to be agreed and shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (ii) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof and (y) sale-leasebacks; provided to the extent the net cash proceeds from dispositions of property pursuant to sale-leasebacks after the Closing Date exceeds $10.0 million, such excess is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof;

(e) investments (which shall permit, among other things, intercompany investments, reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired and subject to limitations to be mutually agreed upon on investments in subsidiaries that are not Loan Parties, Permitted Acquisitions, and a general investment basket in an aggregate amount not to exceed the greater of (x) 3.00% of consolidated total assets and (y) $30.0 million, determined at the date such investment is made, based on the most recent financials required to be delivered);

(f) dividends or distributions on, or redemptions of, Parent Borrower’s equity (which shall permit, among other things the payment of deferred transaction fees with respect to the Acquisition to the Sponsor and Sponsor management fees, in each case, in accordance with a customary management agreement on terms reasonable acceptable to the Administrative Agent and subject to the absence of a payment, bankruptcy or other insolvency event of default, tax distributions in amounts sufficient to permit its direct or indirect parent to pay its tax liability in respect of Parent Borrower (in accordance with the provisions of the applicable members’ or shareholders’ agreement), and so long as no default or event of default shall have occurred and be continuing or would result therefrom a general dividend basket in an aggregate amount not to exceed $15.0 million) provided that, for the avoidance of doubt, utilization of the general dividend basket under this clause (f), when combined with usage of the general dividend basket for prepayments, repurchases or redemptions of subordinated debt pursuant to clause (g) below shall reduce the amount of such basket at any time outstanding;

(g) prepayments, repurchases or redemption of subordinated debt, provided, that so long as no default or event of default shall have occurred and be continuing or would result therefrom, prepayments, repurchases or redemption of subordinated debt shall be permitted with a general basket in an aggregate amount not to exceed (i) $15.0 million plus (ii) any amounts available under the general dividend basket (provided, that, for the avoidance of doubt, utilization of the basket under this clause (g), when combined with the usage of the general dividend basket for dividends, distributions or redemptions pursuant to clause (f) above shall reduce the amount of such basket in clause (f) (above)), at any time outstanding;

(h) changes in fiscal year;

(i) transactions with affiliates;

(j) restrictions on negative pledges; and

(k) amendments to subordinated or junior lien debt to the extent the terms of such amendment would not have been permitted under the Senior Secured Facilities Documentation at the time such subordinated or junior lien debt was incurred.

For purposes of determining compliance with any of the negative covenants at any time, in the event that any lien, investment, indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, restricted payment, affiliate transaction, or prepayment of subordinated indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any exception to such covenant such transaction (or portion thereof) at any time shall be permitted under one or more of such exceptions as determined by Parent Borrower in its sole discretion at such time.

The negative covenants relating to restricted payments, investments and restricted indebtedness payments shall be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Senior Secured Facilities Documentation (including an available amount basket (the “Available Amount Basket”) that will be a growing basket consisting of (a) an amount to be mutually agreed upon, plus (b) Excess Cash Flow not required to prepay the Loans (which for the avoidance of doubt shall include Declined Amounts of Excess Cash Flow), plus (c) the net cash proceeds of equity issuances and capital contributions (other than disqualified equity, contribution indebtedness equity and equity from the proceeds of a Specified Equity Contribution) received by Parent Borrower after the Closing Date, plus (d) the net cash proceeds of debt and disqualified equity of Parent Borrower, in each case, issued after the Closing Date, which have been exchanged or converted into qualified equity of Parent Borrower or the direct or indirect parent of Parent Borrower (other than Specified Equity Contributions (as defined below)), plus (e) the net cash proceeds of sales of investments made under the Available Amount Basket, plus (f) returns, profits, distributions and similar amounts received in cash of cash equivalents on investments made under the Available Amount Basket, plus (g) the investments of Parent Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been redesignated as a restricted subsidiary or that has been merged or consolidated into Parent Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to Parent Borrower or any of its restricted subsidiaries, plus (h) any Declined Amounts) minus any amounts of the Available Amount Basket previously utilized. The Available Amount Basket may be used for, among other things, investments (including merger and acquisition activities), restricted payments, loan-buy back or similar programs, and prepayments, repurchases or redemption of subordinated indebtedness; provided, that (i) in the case of dividends, redemptions or distributions and repurchases redemptions or prepayments of subordinated indebtedness (x) no event of default under the Senior Secured Facilities Documentation shall exist or result therefrom and (y) other than with respect to amounts paid with proceeds pursuant to clause (c) or (d) above, on a Pro Forma Basis after giving effect to any such use of the Available Amount Basket, Parent Borrower shall be in compliance with the financial covenant described below, even if Parent Borrower would not otherwise exceed the Maintenance Covenant Level (as defined below) and (ii) in the case of investments, no event of default under the Senior Secured Facilities Documentation shall exist or result therefrom.

“Permitted Acquisition” means any acquisition of, a person or division or line of business of a person, if (a) (i) immediately prior to signing of the applicable acquisition agreement, and after giving effect to such signing, no event of default shall have occurred and be continuing and (ii) at any time following the signing of the applicable acquisition agreement and prior to the consummation of such acquisition, no “payment” event of default or bankruptcy or other insolvency event of default shall have occurred and be continuing; (b) immediately after giving effect thereto, if proceeds of Revolving Loans are used to finance a portion of such Permitted Acquisition, Parent Borrower shall be in compliance with the financial covenant described below on a Pro Forma Basis (with such calculation giving effect to the Revolving Loans so incurred), even if Parent Borrower would not otherwise exceed the Maintenance Covenant Level; (c) any acquired or newly formed restricted subsidiary shall not be liable for any indebtedness except for permitted indebtedness and (d) subject to limitations to be agreed, any person acquired in such acquisition shall be merged with a Loan Party or become a Loan Party upon consummation of such acquisition; provided, that clause (d) shall not apply for acquisitions and investments not to exceed an amount to be agreed.

Financial Covenant:	Shall be limited to the following:

(a) Initial Term Loan Facility: None.

(b) Initial Revolving Facility: Solely for the benefit of the Lenders under the Initial Revolving Facility, a maximum first lien leverage ratio (the “First Lien Leverage Covenant”), defined as the ratio of (i) Total Funded Debt (as defined below) that is secured by a first priority lien on the Collateral minus unrestricted cash and cash equivalents held by Parent Borrower and its restricted subsidiaries (excluding proceeds from Specified Equity Contributions), to (ii) EBITDA (the “First Lien Leverage Ratio”), at levels determined by the cumulative effect of discounting EBITDA levels on a trailing four (4) quarter basis set forth in the financial model (the “Financial Model”) delivered to the Commitment Parties on October 26, 2012 (which financial model shall be used for purposes of syndication and rating agency presentations except if otherwise mutually agreed upon) by at least 30%, or, if mutually agreed upon, otherwise. Step-downs of levels for the First Lien Leverage Covenant shall cease once such covenant reaches a level of 4.25 to 1.00.

The First Lien Leverage Covenant will be tested (a) at the end of each full fiscal quarter of Parent Borrower ended after the Closing Date and (b) at the time of incurrence of Revolving Loans or the issuance of any Letter of Credit, by reference to the last day of the prior full fiscal quarter ended for which financial statements are available without giving Pro Forma Effect to the incurrence of such Revolving Loans or issuance of the Letter of Credit being contemplated. Notwithstanding the foregoing, the First Lien Leverage Covenant shall only be applicable and tested if on such date after giving pro forma effect to any such credit extension Parent Borrower has exceeded the Maintenance Covenant Level (as defined below).

“Maintenance Covenant Level”: means at any time when (i) Revolving Loans exceed 15.0% of the total commitments under the Revolving Facilities at such time or (ii) Revolving Loans and outstanding undrawn Letters of Credit and reimbursement obligations, together, exceed 20.0% of the total commitments under the Revolving Facilities at such time.

Any amendment, waiver or modification of the First Lien Leverage Covenant shall only require the vote of the Lenders holding at least a majority of the Initial Revolving Commitments. A breach under the First Lien Leverage Covenant shall only result in a default or an event of default with respect to the Initial Term Loan Facility upon the Lenders under the Initial Revolving Facilities having terminated the commitments under the Initial Revolving Facilities and accelerated any loans then outstanding thereunder.

For purposes of determining compliance with the First Lien Leverage Covenant, except as otherwise specified herein (a) all calculations shall be on a Pro Forma Basis and (b) any cash equity contribution (which equity shall be common equity, “qualified” preferred equity or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) made to Parent Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter, will, at the request of Parent Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the First Lien Leverage Covenant at the end of such fiscal quarter, and applicable subsequent periods which includes such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided, that (i) in each trailing four (4) fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made; (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Parent Borrower to be in compliance with the First Lien Leverage Covenant; (iii) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the Senior Secured Facilities Documentation; (iv) there shall be no pro forma or other reduction in indebtedness, including Total Funded Debt, with the proceeds of any Specified Equity Contribution for determining compliance with the First Lien Leverage Covenant provided, that to the extent such proceeds are applied to prepay Total Funded Debt, such reduction may be given effect in determining compliance with the First Lien Leverage Covenant in subsequent fiscal quarters; and (v) there shall be no more than five Specified Equity Contributions over the life of the Senior Secured Facilities Documentation.

“Total Funded Debt” means as of any date of determination, the aggregate principal amount of indebtedness of Parent Borrower and its restricted subsidiaries outstanding on such date on the consolidated balance sheet of Parent Borrower, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) consisting of (a)

indebtedness for borrowed money, (b) the principal component of all capitalized lease obligations and (c) debt obligations evidenced by promissory notes or similar instruments.

Events of Default:	Consistent with the Documentation Principles and limited to, during the occurrence and continuation of, each of the following (with exceptions, baskets and materiality and other qualifications to be mutually agreed upon): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days; material inaccuracy of a representation or warranty when made or deemed made; in respect of the Initial Revolving Facility only, violation of the First Lien Leverage Covenant (to the extent applicable, subject to an equity cure period of ten business days) (provided that a breach shall result in an event of default with respect to the Initial Term Loan Facility only when the Revolving Lenders have terminated the commitments under the Initial Revolving Facility and accelerated the then outstanding Initial Revolving Loans); violation of a negative covenant; violation of an affirmative covenant (subject, in the case of all affirmative covenants, other than notice of default and preservation of existence of Parent Borrower, to a grace period of thirty days); cross-default and cross-acceleration to funded indebtedness having an outstanding principal amount exceeding $15.0 million; bankruptcy or other insolvency events of the Borrowers or any material subsidiary (with a customary grace period for involuntary events); certain ERISA events, which could reasonably be expected to have a Material Adverse Effect; judgments having a liability (not satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days) exceeding $15.0 million; invalidity of any Guarantee of a material restricted subsidiary, or a material security agreement; and a Change of Control (as defined below). For the avoidance of doubt, any going concern qualification in connection with the maturity of the Loans, termination of the Revolving Commitments or any projected financial covenant default shall not be a default or event of default.

“Change of Control” means the occurrence of the following event: (a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Sponsor and the management and directors of the Parent Borrower and its subsidiaries and their affiliates (collectively, the “Permitted Holders”) or any successor holding or parent company, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 35% of equity interests of Parent Borrower (or any successor direct parent company of Parent Borrower) entitled to vote in the election of the board of directors of Parent Borrower (or any successor direct parent company of Parent Borrower) and (ii) the Permitted Holders shall own less than such “person” or “group” at such time; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent Borrower by Persons who were not either (x) directors on the Closing Date or (y)(1) nominated by the board of directors of Parent Borrower or (2) appointed by directors so nominated; or (c) the occurrence of a change of control under other material indebtedness of Parent Borrower or its restricted subsidiaries to be agreed.

Unrestricted Subsidiaries:	The Senior Secured Facilities Documentation shall contain provisions pursuant to which Parent Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary so long as no default or event of default has occurred and is continuing and the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by Parent Borrower at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative covenants, negative covenants or events of default provisions of the Senior Secured Facilities

Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the First Lien Leverage Covenant, when applicable.

Defaulting Lenders:	The Senior Secured Facilities Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights, reallocation of Revolving Commitments to “non-defaulting” Lenders (but in no event beyond the Revolving Commitment of any such Lender), rights to receive certain fees and assignment of Revolving Commitments of such Lenders).

Cost and Yield Protection:	The Senior Secured Facilities Documentation shall contain customary provisions for replacing Lenders that have made indemnification claims for increased lending costs provided further, that protection for increased costs imposed as a result of rules enacted or promulgated under Basel III and the Dodd-Frank Act after the date of the Senior Secured Facilities Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities). The Senior Secured Facilities shall contain provisions regarding the timing for asserting a claim under these provisions and permitting Parent Borrower to replace a Lender who asserts such claim without premium or penalty.

Voting:	Amendments and waivers with respect to the Senior Secured Facilities Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby (for the avoidance of doubt, any fees and/or increase in interest rates paid to any Lender shall not be deemed to adversely affect any other Lender) shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan (for avoidance of doubt, excluding mandatory prepayments); (ii) reductions in the rate of interest (but not by virtue of a default waiver, waiver of default interest, change to a financial covenant ratio or modification to the “MFN” provision relating to Incremental Facilities) or any fee or extensions of any due date thereof (other than default interest), (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) decreases in the amount of any prepayment premiums or any change in the time periods such prepayment period apply and (b) the consent of 100% of Lenders shall be required with respect to (i) reductions of any of the voting percentages; (ii) releases of all or substantially all the Collateral and (iii) releases of all or substantially all of the Guarantors or value of the Guarantees (other than in connection with dispositions expressly permitted by the Senior Secured Facilities Documentation). For avoidance of doubt, no amendments or modifications to the express rights or obligations of the Administrative Agent, Issuing Lenders or Swingline Lenders shall be permitted without their respective consents (in addition to the Required Lenders, if applicable).

The Senior Secured Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any Class of Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

The Senior Secured Facilities Documentation shall contain customary provisions for replacing (a) non-consenting Lenders in connection with amendments and waivers requiring the consent of all of the Lenders or the Lenders directly affected thereby so long as the Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities shall have been consented thereto and (b) existing Lenders that do not agree to participate in any Extension Facility, if applicable.

For the avoidance of doubt, subject to the following sentence, the Senior Secured Facilities Documentation may be amended in order to modify any provision relating to pro rata sharing of payments among the Lenders with the consent of the applicable Required Lenders (or in the case of pro rata sharing of payments among the Revolving Lenders, with the consent of each Revolving Lender directly and adversely affect thereby). The Senior Secured Facilities Documentation may also be amended with the consent of Parent Borrower and the Administrative Agent (without the need to obtain the consent of the Required Lenders) (i) in order to effect such changes as may be necessary or appropriate in connection with the establishment of any Incremental Facilities, Extended Facilities or Refinancing Facilities and (ii) to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, (A) the Administrative Agent reasonably believes such amendment is required to give effect to the purpose, terms, and conditions of the Senior Secured Facilities Documentation or (B) the Lenders shall have received at least five business days’ prior written notice thereof and the Administrative Agent shall not have received, within five business days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding the foregoing, amendments and waivers of the First Leverage Ratio Covenant (and any component definitions as they relate thereto) shall only require the approval of Lenders holding more than 50% of the aggregate amount of the Initial Revolving Commitments.

Assignments and Participations:	Lenders shall be permitted to assign (a) Term Loans with the consent of Parent Borrower and the Administrative Agent (in each case, not to be unreasonably withheld or delayed) and (b) Revolving Commitments and Revolving Loans with the consent of Parent Borrower, the Swingline Lender, the Issuing Lender and the Administrative Agent (in each case, not to be unreasonably withheld or delayed); provided, that (i) the Administrative Agent shall not consent to any assignment to any Disqualified Institution, (ii) no consent of Parent Borrower shall be required (A) in connection with any assignment of Term Loans if such assignment is an assignment to another Lender, an affiliate of another Lender or an approved fund or (B) a “payment” event of default or bankruptcy or other insolvency event of default has occurred and is continuing and (iii) no consent of the Administrative Agent shall be required with respect to any assignments of Term Loans, if such assignment is an assignment to another Lender, an affiliate of another Lender or an approved fund. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million in the case of the Term Loans and $5.0 million in the case of the Revolving Facilities, in each case, unless otherwise mutually agreed upon by Parent Borrower, and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments (it being understood that such processing and recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates). For any assignments for which Parent Borrower’s consent is required, such consent shall be deemed to have been given if Parent Borrower has not responded within ten business days of a request for such consent.

Lenders shall be permitted to sell participations in their Term Loans, Revolving Commitments and Revolving Loans to persons other than Disqualified Institutions (provided the list of Disqualified Institutions is posted for the Lenders). Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required. Pledges of Loans in accordance with applicable law shall be permitted.

Assignments to the Sponsor and its affiliates (other than Parent Borrower and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(a) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend and/or participate in meetings not attended by Parent Borrower;

(b) for purposes of any amendment, waiver or modification of the Senior Secured Facilities Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; provided, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course any with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (each, an “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Lender, except that for any Required Lender vote Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver;

(c) Affiliated Lenders may not purchase Revolving Commitments or Revolving Loans; and

(d) the amount of the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) may not be equal to or greater than 25% of the aggregate commitments and loans then outstanding under the Term Loans.

Assignment of Term Loans to Parent Borrower shall be permitted so long as (a) no default or event of default has occurred and is continuing, (b) the Term Loans purchased are immediately cancelled and (c) no proceeds from Revolving Loans shall be used to fund such assignments.

Expenses and Indemnification:	The Administrative Agent, the Commitment Parties, the Lenders, the Issuing Lender and the Swingline Lender and their affiliates and their respective officers, directors, employees, advisors, agents, controlling persons and successors of each of the foregoing (each, an “Indemnified Person”) will be indemnified and held harmless against all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding”) relating to the Commitment Letter, the Fee Letter, the Senior Secured Facilities, the use of proceeds thereof and the Transactions, regardless of whether any Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, Target or any other third party, and to reimburse each Indemnified Person within thirty days of written demand therefore (together with reasonable back-up documentation supporting such reimbursement request) for any out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing Proceedings of one counsel to such Indemnified Persons, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any material relevant jurisdiction); provided, that the foregoing indemnity and reimbursement obligation will not, as to any Indemnified Person, apply to (i) losses, claims, damages, liabilities or related expenses (A) to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of such Indemnified Person’s obligations under the Commitment Letter, the Fee Letter or the Senior Secured Facilities Documentation by, such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or successors of any of the foregoing as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arising out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission of Parent Borrower or any of Parent Borrower’s affiliates and that is brought by such Indemnified Person against and other Indemnified Person (other than an Indemnified Person acting in its capacity as agent, arranger or any other similar role in connection with the Senior Secured Facilities) or (ii) any settlement entered into by such Indemnified Person without Parent Borrower’s written consent (such consent not to be unreasonably withheld or delayed).

To the extent the Closing Date occurs, Parent Borrower shall pay upon presentation of a summary statement, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with (a) the Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation and Primary Syndication (including, reasonable due diligence expenses, reasonable syndication expenses, reasonable travel expenses, and reasonable legal fees and expenses of one transaction counsel for the Commitment Parties, taken as a whole, and if reasonably necessary of one local counsel in any material relevant jurisdiction), (b) any amendment, modification or waiver of, the Senior Secured Facilities Documentation requested by Parent Borrower, (c) creating and perfecting liens in favor of the Administrative Agent for the benefit of secured creditors, (d) the exercise of remedies under the Senior Secured Facilities Documentation by the Administrative Agent (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any material relevant jurisdiction) and separate litigation or bankruptcy counsel) and (e) upon the exercise of remedies under the Senior Secured Facilities Documentation, all actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the exercise of such remedies.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Commitment Parties:	Cahill Gordon & Reindel LLP.

ANNEX I TO EXHIBIT B

INTEREST AND CERTAIN FEES

Interest Rate Options:	Parent Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for Initial Term Loans be deemed to be less than 2.25% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means, initially (a) with respect to Initial Term Loans, 3.75% per annum, in the case of ABR Loans, and 4.75% per annum, in the case of Eurodollar Rate Loans and (b) with respect to Initial Revolving Loans (including Initial Swingline Loans) 3.75% per annum, in the case of ABR Loans, and 4.75% per annum, in the case of Eurodollar Rate Loans.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent consented to by all relevant affected Lenders, nine or twelve months (as selected by Parent Borrower) appearing on LIBOR01 Page published by Reuters; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate for Initial Term Loans be deemed to be less than 1.25% per annum.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three (3) months, on each successive date three (3) months after the first day of such interest period.

Commitment Fees:	Parent Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the Initial Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding), payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations, not be deemed to be a utilization of the Revolving Facilities, which amount shall be reduced to 0.375% when the First Lien Leverage Ratio is equal to or less than 3.00 to 1.00.

Letter of Credit Fees:	Parent Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the applicable Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among Lenders participating in each applicable Revolving Facility and shall be payable quarterly in arrears and upon termination of the applicable Letter of Credit.

A fronting fee in an amount to be mutually agreed upon (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when a “payment” event of default or bankruptcy or other insolvency event of default under the Senior Secured Facilities Documentation has occurred and is continuing, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Initial Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the prime rate) for actual days elapsed.

Annex I-B-2

EXHIBIT C

Project Audi

Senior Secured Facilities

Closing Conditions

The initial funding of the Senior Secured Facilities shall be subject to the satisfaction (or waiver by the Initial Lenders) of the following closing conditions (in each case, subject in all respects to the Certain Funds Provisions). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is a part and in Exhibits A and B thereto.

1. Each Loan Party to be party thereto shall have executed and delivered the Senior Secured Facilities Documentation on terms consistent with the Commitment Letter and the Administrative Agent shall have received:

a. customary legal opinions, customary evidence of authority, customary officer’s certificates, and good standing certificates (to the extent applicable) in the respective jurisdictions of organization of all Loan Parties to be agreed; and

b. a certificate from the chief financial officer (or other financial officer reasonably acceptable to the Administrative Agent) of Parent Borrower, certifying that Parent Borrower and its restricted subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent, in substantially the form attached hereto as Annex I to Exhibit C.

2. The accuracy of the Specified Representations and the Specified Acquisition Agreement Representations.

3. Prior to or substantially concurrent with the initial funding contemplated by the Commitment Letter, the Refinancing shall have occurred.

4. Since January 1, 2012, except as set forth in Section 4.7 of the Disclosure Letter (as defined in the Acquisition Agreement) or as required by the Acquisition Agreement, there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually, or in the aggregate, a Closing Date Material Adverse Effect (as defined below).

“Closing Date Material Adverse Effect” means any change, effect, circumstance, occurrence, event, condition or state of facts (“Effects”) that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Business, results of operations, assets, liabilities or condition (financial or otherwise) of the Banner Companies taken as a whole; provided that the Effects arising from (i) changes relating to applicable political or economic conditions or events, (ii) conditions affecting the industry in which the Banner Companies operate, (iii) compliance by Seller with the terms of, or the taking of any action reasonably contemplated or permitted by, the Acquisition Agreement, (iv) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof or (v) changes in applicable law or GAAP, shall not be taken into account in determining whether a “Closing Date Material Adverse Effect” has occurred or could reasonably be expected to occur; provided, however, that conditions arising from any event or occurrence of the kind described in any of clauses (i), (ii), (iv) and (v) may be taken into account to determine whether a Closing Date Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such conditions have a materially disproportionate effect on the Banner Companies relative to other similarly situated participants in the industries or markets in which the Banner Companies operate. For purposes of the foregoing definition, the capitalized terms “Business”, “Banner Companies”, “Seller” and “GAAP” shall have the meanings given to such terms in the Acquisition Agreement.

5. The Acquisition shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Senior Secured Facilities in all material respects in accordance with the Acquisition Agreement, dated as of October 28, 2012, and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to Lenders without the consent of the Initial Lenders, which consent may not be unreasonably withheld or delayed; provided that (i) any purchase price reduction not exceeding 10% of the total purchase price consideration shall not (in and of itself) be deemed to be materially adverse to the Lenders if the amount thereof reduces the aggregate amount of the Initial Term Loan Facility funded on the Closing Date on a dollar-for-dollar basis and (ii) any amendment to the definition of “Closing Date Material

Adverse Effect” shall be deemed to be material and adverse to the interests of the Lenders. The Commitment Parties hereby acknowledge that they are satisfied with the Acquisition Agreement, dated as of the date hereof, and the disclosure schedules and exhibits thereto.

6. All fees due to the Commitment Parties and Lenders under the Term Sheet and the Fee Letter shall have been paid and any expenses due to the Commitment Parties under the Commitment Letter incurred prior to the Closing Date shall have been paid, in each case, substantially concurrently with the initial funding contemplated by the Commitment Letter. Notwithstanding anything to the contrary, the only expenses required to be paid on the Closing Date, the payment of such expenses being a condition to the initial funding of the Senior Secured Facilities, are such expenses required to be reimbursed under the Commitment Letter and to the extent invoiced at least two (2) business days prior to the Closing Date.

7. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Sobel USA Inc. and Banner Pharmacaps Europe B.V. for the 2009, 2010 and 2011 fiscal years, which financial statements will be audited in accordance with generally accepted accounting principles (it being understood that the Commitment Parties have received audited financial statements for fiscal years ended 2009, 2010 and 2011) and (b) unaudited consolidated balance sheets, related statements of income related statements of cash flows of each of Sobel USA Inc. and Banner Pharmacaps Europe B.V. for each fiscal quarter ended after December 31, 2011 and 45 days or more prior to the Closing Date (it being understood that the Commitment Parties have received such unaudited financial statements for the fiscal quarters ended March 31, 2012 and June 30, 2012). The financial statements required by clauses (a) and (b) of this paragraph 7 are referred to as the “Required Financial Statements”.

8. The Commitment Parties shall have received a pro forma consolidated balance sheet of Parent Borrower, and related pro forma consolidated statements of income of Parent Borrower, in each case, calculated using the most recent financial statements delivered pursuant the above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such trailing four fiscal quarter period (in the case of consolidated statements of income), which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

9. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent Borrower for the 2009, 2010 and 2011 fiscal years, which financial statements will be audited in accordance with generally accepted accounting principles (it being understood that the Commitment Parties have received audited financial statements for fiscal years ended 2009, 2010 and 2011) and (b) unaudited consolidated balance sheets, related statements of income related statements of cash flows of Parent Borrower for each fiscal quarter ended after October 31, 2011 and 45 days or more prior to the Closing Date (it being understood that the Commitment Parties have received such unaudited financial statements for the fiscal quarters ended January 31, 2012, April 30, 2012 and July 31, 2012).

10. The Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, that any requests for such information shall have been received by Parent Borrower at least ten (10) business days prior to Closing Date.

11. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered by the relevant Loan Parties and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

C-2

ANNEX I TO EXHIBIT C

SOLVENCY CERTIFICATE

[Date]

This solvency certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [            ] of the credit agreement, dated as of [            ], 2012 among [            ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [             [chief financial officer] [specify other officer with equivalent duties] of Parent Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY that as of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a) The fair value of the properties (for avoidance of doubt, calculated to include goodwill and other intangibles) of Parent Borrower and its restricted subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities of Parent Borrower and its restricted subsidiaries, on a consolidated basis.

(b) The present fair saleable value of the assets of Parent Borrower and its restricted subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Parent Borrower and its restricted subsidiaries on their debts as they become absolute and matured.

(c) Parent Borrower and its restricted subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

(d) Parent Borrower and its restricted subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Parent Borrower and its restricted subsidiaries’ property, on a consolidated basis, would constitute unreasonably small capital.

(e) For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

(f) In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Parent Borrower and its restricted subsidiaries after consummation of the Transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned capacity as [chief financial officer] [specify other officer with equivalent duties] of Parent Borrower, and not individually, as of the date first written above.

By:
Name:
Title:

Signature page to Solvency Certificate